AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is made and entered into this 15th day of April, 2010, by and between BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (the "Company"), and Michael R. Cox ("Employee").

Preliminary Statements:

A.           Employee is employed as the Chief Financial Officer of the Company pursuant to an Employment Agreement entered into November 6, 2007 (the "Agreement").

B           The Company and the Employee wish to memorialize and acknowledge their mutual interpretation of certain provisions of the Agreement.

C.           In addition, for the purposes of facilitating potential future Company actions, including possible financing activities, the Company and Employee have mutually agreed to amend certain terms and conditions of the Agreement.  These amended terms and conditions are set forth below and supersede all terms and conditions in the Agreement to the contrary.

Agreement:

In consideration of the promises and mutual covenants and agreements contained herein, the parties hereby agree to amend the Agreement as follows:

1.           Certain Defined Terms.  Capitalized terms which are used herein without definition and that are defined in the Agreement shall have the same meanings herein as in the Agreement.

2.           Amendments to Agreement.  The Agreement is amended as follows:

2.1           Addendum A to the Agreement is hereby deleted in its entirety and replaced with Addendum A attached hereto.

2.2           Section 1.1 of the Agreement is amended to read in its entirety as follows:

“Section 1.1. Term.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement until December 30, 2011 (the “Initial Term”).  The Initial Term shall be extended for successive one year periods (the “Additional Terms,” and together with Initial Term, the “Employment Period”)), except that if either Employee or Company gives the other party written notice at least ninety days (90) before the end of the Initial Term, then this Agreement shall expire at the end of its then current term. The Employee shall take absences at such time as shall be approved by the Chief Executive Officer.

2.3           Sections 5.1 and 5.2 of the Agreement are amended to read in their entirety as follow:

 “Section 5.1. Involuntary Termination/Change in Control.  In the case of involuntary termination of the Employee by the Company within one (1) year after a Change in Control of the Company (which shall include any termination as to which notice is given by the Company within such one (1) year period, notwithstanding the effective date of termination) the Employee will be paid compensation in terminal pay and participation in benefits, savings and retirement plans as set forth in Section 5.3, 5.4 and 5.5 of this Agreement.”

Section 5.2. Voluntary Termination/Change in Control.  In the case of voluntary termination by the Employee within one (1) year after a Change in Control of the Company (which shall include any termination as to which notice is given by the Employee within such one (1) year period, so long as the effective date of such termination is no later than ninety (90) days after the end of such one (1) year period), the Employee will be paid compensation in terminal pay and participation in benefits, savings and retirement plans as set forth in Section 5.3, 5.4 and 5.5 of this Agreement.

2.4           The Agreement is amended by adding new Section 5.6, which will read in its entirety as follows:

“Section 5.6.  Interaction with Article IV of this Agreement.  To the extent any of the provisions of this Article V are in conflict with the provisions of Article IV of this Agreement (e.g., as to terminal pay due upon involuntary termination), in circumstances in which this Article V applies, the terms of Article V shall control and shall supersede and replace any varying provisions set forth in Article IV; provided, however, that nothing in this Section 5.6 shall be deemed to limit or eliminate any rights of the Employee or the Company under any provision of Article IV not so superseded and replaced.”

3.           Change of Control.  Employee hereby acknowledges and agrees that, as of the date of this Amendment, no Change in Control has occurred or shall be deemed to have occurred, including by reason of the filing prior to the date of this Amendment of any Schedule 13D or amendment to any Schedule 13D by a holder of or group holding more than 20% of the outstanding shares of the Company, and Employee will not assert any claim that any Change of Control has occurred prior to the date of this Amendment.

4.           No Other Amendments.  Except to the extent specifically superseded above, all other terms and conditions of the Agreement shall remain in effect and shall be unaffected by this Amendment.

5.           Miscellaneous.  This Amendment shall be governed by the laws of the State of Indiana, without regard to conflicts of law principles.  This Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and the Employee have executed, or caused to be executed, this Amendment as of the day and year first written above.

"COMPANY"	"EMPLOYEE"

Bioanalytical Systems, Inc.

By:
Anthony Chilton	Michael R. Cox
President and COO

ADDENDUM A
Definition of Change in Control

A "Change in Control" shall mean the occurrence of any of the following events:

1.
Approval by shareholders of the Company of (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its common shares immediately prior to the consolidation or merger have substantially the same proportionate ownership of voting common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (b) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company.

2.
A change in the majority of members of the Board of Directors of the Company within a twenty-four (24) month period unless the election, or nomination for election by the Company shareholders, of each new director was approved by a vote of two-thirds (2/3) of the directors then still in office who were in office at the beginning of the twenty-four (24) month period.

3.
The Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, more than fifty percent (50%) of the share of voting common stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the shares of voting common stock of the combined company, any shares received by affiliates (as defined in the rules of the SEC) of such other company in exchange for stock of such other company).